AGREEMENT

This Agreement (“Agreement”) is made and entered into as of this 21st day of February, 2007, by and between, Robert Flug, Oliver R. Grace, Jr., Todd Emmel, Steven Tisch, and Mark Lewis (collectively referred to herein as the “Independent Directors” and individually referred to herein as “Independent Director”) for themselves, their heirs, executors, administrators, successors, assigns, agents, affiliates, partners, employees, advisors, and consultants; and Take-Two Interactive Software, Inc. (“Take-Two”) through its Board of Directors upon recommendation by the Special Litigation Committee of Take-Two (“Special Litigation Committee”), as set forth below. The parties to this Agreement are referred to individually as a “Party” and collectively as the “Parties.”

The Board of Directors initiated a voluntary investigation of Take-Two’s historical stock option granting practices. This investigation was delegated to the Special Litigation Committee, consisting of independent members of the Board (including none of the five Independent Directors who are each a Party to this agreement). In order to facilitate its investigation, the Special Litigation Committee retained Kasowitz, Benson, Torres & Friedman LLP (“the Kasowitz Firm”) as its counsel, and the Kasowitz Firm retained BDO Seidman, LLP as independent accounting advisors.

In connection with this investigation, the Special Litigation Committee, and the Kasowitz Firm, conducted a thorough and independent analysis. The Special Litigation Committee determined that certain stock options issued by the Company were improperly dated without the Independent Directors’ knowledge. The Special Litigation Committee therefore proposed that, with respect to such options that were exercised by the Independent Directors, the Independent Directors remit to the Company after-tax gains that they realized as a result of the improper grant date, and that unexercised options be re-priced as set forth in Exhibit A hereto.

The Parties have decided to enter into this Agreement in order to effectuate this proposal, which the Parties believe to be in the best interests of the shareholders of Take-Two. In making this Agreement, the parties are aware of pending derivative litigations, including those captioned St. Clair Shore Gen. Employees Ret. Sys. v. Eibeler, No. 06-cv-0688 (S.D.N.Y. Oct. 4, 2006); and In re Take-Two Interactive Software, Inc. Derivative Litig., Lead Case No. 06-cv-05279 (S.D.N.Y. Nov. 27, 2006).

1.  Consideration Paid by Robert Flug. Robert Flug agrees to remit a total amount equivalent to $244,100.66, using the valuation method described in Section 7, through the cancellation of the following Take-Two stock options:

Original Grant Date	Number of Options Cancelled*	Black-Scholes Value per Option*	Value
2/22/02	19,500	$6.53	$127,335.00
8/5/02	19,500	$4.80	$93,600.00
9/17/02	4,579	$5.06	$23,169.74
*post-split

2.  Consideration Paid by Oliver Grace. Oliver R. Grace, Jr. agrees to remit a total amount equivalent to $83,504.05, using the valuation method described in Section 7, through the cancellation of the following Take-Two stock options:

Original Grant Date	Number of Options Cancelled*	Black-Scholes Value per Option*	Value
2/22/02	12,788	$6.53	$83,505.64
*post-split

3.  Consideration Paid by Todd Emmel. Todd Emmel agrees to remit a total amount equivalent to $59,532.34, using the valuation method described in Section 7, through the cancellation of the following Take-Two stock options:

Original Grant Date	Number of Options Cancelled*	Black-Scholes Value per Option*	Value
2/22/02	7,341	$8.11	$59,535.51
*post-split

4.  Consideration Paid by Steven Tisch. Steven Tisch agrees to remit a total amount equivalent to $10,620.00, using the valuation method described in Section 7, through the cancellation of the following Take-Two stock options:

Original Grant Date	Number of Options Cancelled*	Black-Scholes Value per Option*	Value
4/29/02	2,027	$5.24	$10,621.48
*post-split

5.  Consideration Paid by Mark Lewis. Mark Lewis agrees to remit a total amount of $141,260.30, using the valuation method described in Section 7, through the cancellation of the following Take-Two stock options:

Original Grant Date	Number of Options Cancelled*	Black-Scholes Value per Option*	Value
2/22/02	15,000	$6.53	$97,950.00
1/30/03	6,919	$6.26	$43,312.94
*post-split

6.  Re-Pricing Stock Options. All stock option grants to the Independent Directors listed in the chart annexed as Exhibit A are re-priced as set forth therein. The Parties agree to execute any and all documents necessary to effectuate this re-pricing, and no signature will be unreasonably withheld.

7.  Valuation of Consideration. The Parties agree that the valuation of any stock options cancelled hereunder shall be the Black-Scholes value calculated using the closing price of Take-Two common stock on February 16, 2007.

8.  Further Agreement. Other than those matters described in Sections 1 through 7 and Exhibit A hereto, the Special Litigation Committee and Take-Two agree that they will not seek any further cancellation of options, restricted stock or payments of cash from the Independent Directors arising from the Independent Directors’ receipt of Take-Two stock options with improper grant dates. The Special Litigation Committee and Take-Two further agree to recommend and support this Agreement in any action, litigation, judicial or administrative proceeding, whether derivative or direct, as full and fair compensation to Take-Two. In the event that there is a fairness hearing concerning a settlement in any derivative litigation concerning historical stock option granting practices at Take-Two, it is the present intention of the Parties to submit this Agreement to the Court for its approval.

9.  No Admission of Wrongdoing. It is expressly understood that acceptance and execution of this Agreement by the Parties and all negotiations, documents, statements and proceedings in connection herewith, (a) shall not be construed as, or deemed to be, an admission or concession on the part of any party; and (b) shall not be offered or received in evidence in any action or proceeding in any court or other tribunal or offered, used or deemed in any way as an admission, concession or evidence of any liability, fault, wrongdoing or misconduct of any nature, or weakness or lack of merit of any claim or defense by any of the Parties, provided, however, that nothing herein shall prevent any of the Parties from using this Agreement, or any document or instrument delivered hereunder:

(a)  to effectuate the Agreement contemplated herein;

(b)  to obtain Court approval of any settlements of any action to which the Independent Directors are a party, if necessary;

(c)  to enforce the terms of this Agreement.

10.  Entire Agreement. Except for writings or provisions incorporated herein by reference, this Agreement constitutes the final and entire agreement among the Parties with respect to the subject matter hereof. It is intended to supersede and replace any and all prior or contemporaneous discussions, negotiations, or agreements, written or oral, with respect to the subject matter hereof. No other representations, covenants, undertakings, or other prior or contemporaneous agreements, oral or written, respecting such matters, that are not specifically incorporated herein, shall be deemed in any way to exist or bind the parties.

11.  Choice of Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York. The parties to the Action consent to the jurisdiction of the State and Federal Courts located in Manhattan for all purposes related to the Agreement.

12.  Severability. Should any portion, provision, or part of this Agreement be held, determined, or adjudged by a court of competent jurisdiction to be unenforceable, invalid, or void for any reason, each such portion, provision, or part shall be severed from the remaining portions, provisions, or parts of the Agreement, and shall not affect the validity or enforceability of such remaining portions, provisions, or parts.

13.  Amendment. This Agreement may be modified or amended only by an agreement in writing executed by or on behalf of each of the Parties.

14.  Interpretation and Construction. The Agreement shall not be construed presumptively against any of the Parties and no single Party will be deemed the drafter of this Agreement. In particular, but without limitation, with respect to this Agreement, the Parties hereby waive the benefit of any statutory, case law, or other rule providing in cases of uncertainty or ambiguity that language of a contract should be interpreted most strongly against the party who caused the uncertainty or ambiguity to exist. The Agreement shall be construed as if all Parties jointly prepared the Agreement, and any uncertainty or ambiguity shall not be interpreted against any one Party.

15.  Notice. Where this Agreement requires that notice or any other communication or document be provided, it shall be provided by hand-delivery or overnight delivery as follows: if to any or all of the Independent Directors, to Gandolfo V. DiBlasi, Esq., Sullivan & Cromwell LLP, 125 Broad Street, New York, NY 10006; if to Take-Two or the Special Litigation Committee, to Robert J. Mittman, Blank Rome LLP, The Chrysler Building, 405 Lexington Avenue, New York, NY 10174-0208; or to such other person or address as a party may specify in a notice given hereunder.

16.  Counterparts. This Agreement may be executed in one or more counterparts, all of which taken together shall constitute but one and the same instrument.

17.  Escrow. The signature pages of the Independent Directors shall be held in escrow by counsel for the Independent Directors. This escrow shall have no effect on the valuation date described in Section 7, but the terms of this Agreement will not become binding on the Parties until this Agreement is approved by Take-Two and the signature pages are released from escrow by counsel to the Independent Directors.

18.  THE UNDERSIGNED STATE THAT THEY HAVE CAREFULLY READ OR BEEN ADVISED OF THE WITHIN AND FOREGOING “AGREEMENT,” AND KNOW AND UNDERSTAND THE CONTENTS THEREOF AND THAT THEY EXECUTE THE SAME OF THEIR OWN FREE AND INFORMED ACT AND DEED. The Parties have had the opportunity to be advised by and consult with their attorneys prior to signing this Agreement.

[REMAINDER OF PAGE INTENTIONALLY BLANK]

IN WITNESS WHEREOF, the Parties have executed this Agreement with the intention of being legally bound by it.

Dated:  February 21, 2007

/s/ Robert Flug
Robert Flug	Take-Two Interactive Software, Inc.
Date: February 16, 2007	Date: February 21, 2007

/s/ Oliver R. Grace, Jr.	/s/ Paul Eibeler
Oliver R. Grace, Jr.	By: Paul Eibeler, President
Date: February 16, 2007

/s/ Steven Tisch
Steven Tisch
Date: February 16, 2007

/s/ Todd Emmel
Todd Emmel
Date: February 16, 2007

/s/ Mark Lewis
Mark Lewis
Date: February 16, 2007

Exhibit A

Option Holder	Original Grant Date	Number of Options Originally Granted*	Original Exercise Price*	Number of Options Still Outstanding and which will be Re-priced*	New Exercise Price*
Robert Flug	9/17/02	22,500	$17.33	17,921	$17.33	†
Robert Flug	1/30/03	19,500	$13.67	19,500	$16.83
Oliver R. Grace, Jr.	2/22/02	19,500	$10.17	6,712	$13.70
Oliver R. Grace, Jr.	8/5/02	19,500	$13.01	19,500	$17.17
Oliver R. Grace, Jr.	1/30/2003	19,500	$13.67	19,500	$16.83
Todd Emmel	2/22/02	37,500	$10.17	13,659	$12.12
Todd Emmel	8/5/02	18,750	$13.01	10,500	$17.85
Todd Emmel	1/30/03	19,500	$13.67	10,920	$16.83
Steven Tisch	4/29/02	37,500	$15.39	25,473	$15.39	‡
Mark Lewis	1/30/03	15,000	$13.67	8,081	$16.83

*post-split

†	Because the new exercise price would be $17.17, these options have not been re-priced.
‡	Because the new exercise price would be $15.35, these options have not been re-priced.